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                                    Exhibit 5
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                 Opinion of Vorys, Sater, Seymour and Pease LLP,
                              Counsel to Registrant
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                                                                  (614) 464-6400

                                 August 4, 1999

Board of Directors
Worthington Foods, Inc.
900  Proprietors Road
Worthington, Ohio 43085


Ladies and Gentlemen:

          We are familiar with the proceedings taken and proposed to be taken by Worthington Foods, Inc. (the "Company") in connection with the adoption of the Worthington Foods, Inc. Amended and Restated 1995 Stock Option Plan (the "Plan"), which, among other things, makes an additional 500,000 common shares, without par value (the "Common Shares"), of the Company available under the 1995 Stock Option Plan; the granting of options to purchase Common Shares of the Company pursuant to the Plan; and the issuance and sale of Common Shares of the Company upon exercise of options granted and to be granted under the Plan, all as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on the date hereof. The purpose of the Registration Statement is to register the additional 500,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations").

          In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (d) the Amended Regulations of the Company, as currently in effect; and (e) certain proceedings of the directors and of the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.
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          We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

          Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the additional 500,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options under the Plan against payment of the purchase price therefor, in accordance with the terms of the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

          Our opinion is limited to the General Corporation Law of Ohio in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

          Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                       Very truly yours,

                                       /s/ Vorys, Sater, Seymour and Pease LLP


                                       VORYS, SATER, SEYMOUR AND PEASE LLP